UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2013

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Water Park Drive, Suite 98 San Mateo, CA	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 212-7620

(Former name or former address, if changed since last report.)  Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

Armco Metals Holdings, Inc. (formerly known as China Armco Metals, Inc.) held its Annual Meeting of Stockholders of 2013 (the “Annual Meeting”) on July 2, 2013, and the Annual Meeting was adjourned to July 10, 2013 with respect to the vote on (i) the proposal to approve an amendment to the Amended and Restated 2009 Stock Incentive Plan, as amended, to increase the shares of our common stock available for issuance thereunder by 3,000,000 shares, which matter appeared as the proposal two in Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 21, 2013, as supplemented on July 2, 2013 (the “Proxy Statement”) and (ii) on an advisory basis, the proposal to approve the compensation of the named executive officers as described in Proxy Statement, which matter appeared as the proposal four in the Proxy Statement.

At the reconvened session of the Annual Meeting, the Company’s stockholders approved (i) the amendment to the Amended and Restated 2009 Stock Incentive Plan, as amended, to increase the shares of our common stock available for issuance thereunder by 3,000,000 shares, and (ii) the compensation of the named executive officers as described in Proxy Statement, on an advisory basis.

The results of the voting on the discussed proposals are as follows:

2. To approve an amendment to the Amended and Restated 2009 Stock Incentive Plan, as amended, to increase the shares of our common stock available for issuance thereunder by 3,000,000 shares.

For	Against	Abstain	Broker Non- Votes
10,320,878	1,926,100	255,465	0

The votes cast “FOR” the amendment to the Amended and Restated 2009 Stock Incentive Plan, as amended, to increase the shares of our common stock available for issuance thereunder by 3,000,000 shares exceeded the votes cast against the proposal. The amendment was approved at the reconvened session of the Annual Meeting.

4. An advisory vote to approve the compensation of the named executive officers.

For	Against	Abstain	Broker Non- Votes
10,560,673	1,726,770	214,950	0

The advisory votes cast “FOR” the compensation of the named executive officers as described in the Proxy Statement exceeded the votes cast against the proposal. The compensation of the named executive officers as described in the Proxy Statement was approved on an advisory basis at the reconvened session of the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: July 16, 2013	By:	/s/ Kexuan Yao
	Name:	Kexuan Yao
	Title:	Chief Executive Officer